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                                                                    EXHIBIT 99.1

                     MANESS APPOINTED TO BOARD OF DIRECTORS

Dennis P. Angner, President and CEO of IBT Bancorp, announced the appointment of David J. Maness to the IBT Bancorp's Board of Directors, effective June 1, 2004.

Mr. Maness is currently a member of the Board of Directors of Isabella Bank and Trust and serves on the Audit and Trust Committees. He is also the Chairman of Financial Group Information Services (FGIS), a subsidiary of IBT Bancorp.

Mr. Maness is the President of Maness Petroleum Corporation and a lifelong resident of the Mount Pleasant area. He served on the Mt. Pleasant Public Schools Board of Education from 1996 to 2002 including two years as the Board President. Mr. Maness also serves as a Director of the Michigan Oil and Gas Association and a Director of Terrasciences, a privately held geologic software company. He is a member of many professional societies including the Society of Exploration Geophysicists and the American Association of Petroleum Geologists. Mr. Maness and his wife, Mary, live in Mt. Pleasant and have three children:
Megan, 21; Andy, 16 and Hannah, 11.

IBT Bancorp manages over $1.0 billion in customer assets through its banking subsidiaries. The corporation includes Isabella Bank and Trust, Farmers State Bank, Isabella County Abstract Company, Mecosta County Abstract and Title Company, IBT Title -- Clare County, Benchmark Title Company of Greenville, IBT Loan Production and Financial Group Information Services.